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                                                              Exhibit 8(e)(iii)


                                SPONSOR AGREEMENT


         SPONSOR AGREEMENT, dated as of September 9, 1994, by and between Select Advisors Portfolios, a New York trust (the "Trust"), and Touchstone Advisors, Inc., an Ohio corporation ("Touchstone");

                              W I T N E S S E T H:

         WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder as amended from time to time, the "1940 Act");

         WHEREAS, the Trust wishes to engage Touchstone to sponsor, and provide certain management and supervisory services with respect to, the Growth & Income II and Bond II portfolios (each a "Portfolio") of the Trust, and Touchstone is willing to provide such services to the Trust, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

         1. Duties of Touchstone. Subject to the direction and control of the Board of Trustees of the Trust (the "Board"), Touchstone shall perform such sponsorship and management and supervisory services with respect to the Portfolios as may from time to time be reasonably requested by the Trust, which shall include without limitation: (a) providing office space, equipment and clerical personnel necessary for performing the management functions herein set forth; (b) arranging, if desired by the Trust, for directors, officers or employees of Touchstone to serve as Trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law; (c) supervising the overall administration of the Trust, including the provision of services to the Portfolios by the Trust's administrator and fund accounting agent, transfer agent and custodian, which services include without limitation: (i) updating of corporate organizational documents, and the negotiation of contracts and fees with and the monitoring and coordinating of performance and billings of the transfer agent, custodian, shareholder servicing agents and other independent contractors or agents of the Trust, with respect to the Portfolios, (ii) the preparation of and filing of documents required for compliance by the Portfolios with applicable laws and regulations (including state "blue sky" laws and regulations), including registration statements on Form N-1A (or other applicable form), prospectuses and statements of additional information and semi-annual and annual reports to the Trust's shareholders, (iii) reviewing (including coordinating the preparing of,


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but not preparing) tax returns, (iv) preparation of agendas and supporting documents for and minutes of meetings of Trustees and of committees of Trustees, in each case on behalf of the Portfolios, or either of them, and preparation of notices, proxy statements and minutes of meetings of shareholders of the Trust or of one or both of the Portfolios, (v) the maintenance of books and records of the Trust in respect of the Portfolios, (vi) telephone coverage to respond to shareholder inquiries regarding the Portfolios, (vii) the provision of monitoring reports and assistance regarding the Portfolios' compliance with federal securities and tax laws including compliance with the 1940 Act and Subchapter M of the Internal Revenue Code of 1986, as amended, (viii) the dissemination of yield and other performance information regarding the Portfolios to newspapers and tracking services, (ix) the preparation of annual renewals for fidelity bond and errors and omissions insurance coverage, (x) the development of a budget for the Trust on behalf of the Portfolios, the establishment of the rate of expense accruals and the arrangement of the payment of all fixed and management expenses of the Portfolios, and (xi) the determination of each Portfolio's net asset value and the provision of all other fund accounting services to the Portfolios.

         2. Organization Expenses. Touchstone shall pay all of the organization expenses of the Trust required to be paid on behalf or the Portfolios prior to the Trust's or either Portfolio's commencement of investment operations. The Portfolios shall reimburse Touchstone, without any interest or carrying charges, for such organization expenses.

         3. Allocation of Charges and Expenses. Touchstone shall pay the entire salaries and wages of all of the Trust's Trustees, officers and agents who devote part or all of their time to the affairs of Touchstone or its affiliates, and the wages and salaries of such persons shall not be deemed to be expenses incurred by the Trust.

         4. Operating Expense Waivers or Reimbursement. Touchstone shall waive all or a portion of its fee pursuant to this Sponsor Agreement and/or reimburse a portion of the operating expenses (including amortization of organization expenses but excluding interest, taxes, brokerage commissions and other portfolio transaction expenses, capital expenditures and extraordinary expenses) ("Expenses") of the Growth & Income II and Bond II Portfolios such that after such reimbursement the aggregate Expenses of each such Portfolio shall be equal on an annual basis to the following percentages of the average daily net assets of that Portfolio for the Portfolio's then-current fiscal year: Growth & Income II Portfolio, 0.85% and Bond Portfolio II, 0.75%.

            Touchstone's obligations in this Section 4 may be terminated, with respect to either Portfolio, by Touchstone as of the end of any calendar quarter after December 31, 1995, upon at least 30 days prior written notice to the Trust (an "Expense Cap Termination").

         5. Compensation of Touchstone. For the services to be rendered, the facilities to be provided and the expenses to be assumed by Touchstone hereunder, each Portfolio shall pay to Touchstone a sponsor fee from the assets of that Portfolio equal on an annual basis to 0.20%

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of the Portfolio's average daily net assets for that Portfolio's then-current fiscal year.

            If Touchstone serves under this Agreement for less than the whole of any month, the compensation to Touchstone hereunder shall be prorated. For purposes of computing the fees payable to Touchstone hereunder, the net asset value of each Portfolio shall be computed in the manner specified in that Portfolio's then-current registration statement.
            Touchstone hereby waives all of its fees under this Agreement with respect to each Portfolio until April 30, 1996.

         6. Limitation of Liability of Touchstone. Touchstone shall not be liable for any error of judgment or mistake of law or for any act or omission in the sponsorship or management of the Trust or the performance of its duties hereunder, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of the reckless disregard of its obligations and duties hereunder. As used in this Section 6, the term "Touchstone" shall include Touchstone and/or any of its affiliates and the directors, officers and employees of Touchstone and/or any of its affiliates.

         7. Activities of Touchstone. The services of Touchstone to the Trust are not to be deemed exclusive, Touchstone being free to render similar sponsorship and management services and/or other services to other parties. It is understood that Trustees and officers of the Trust, and shareholders of a Portfolio are or may become interested in Touchstone and/or any of its affiliates, as directors, officers, employees, or otherwise, and that directors, officers and employees of Touchstone and/or any of its affiliates are or may become similarly interested in the Trust and that Touchstone and/or any of its affiliates may be or become interested in the Trust as a shareholder of a Portfolio or otherwise.

         8. Duration, Termination and Amendment. This Agreement shall become effective as of the day and year first above written and shall govern the relations between the parties hereto until terminated in accordance with this
Section 8. Except for an Expense Cap Termination, this Agreement may not be amended except by an instrument in writing signed by both parties.

            This agreement may be terminated, with respect to either or both of the Portfolios:

            (a) by Touchstone, either (i) at the end of the calendar quarter after December 31, 1995 during which Touchstone has given at least 30 days advance written notice to the Trust, on behalf of each such Portfolio, that it is terminating this agreement as to such Portfolio or (ii) at such time as Touchstone ceases to be the investment advisor to such Portfolio. In the event of a termination pursuant to clause (i) of the preceding sentence, each party's obligations hereunder shall terminate as to each such Portfolio as of the end of the calendar quarter in which the notice of termination is given; in the event of a termination pursuant to clause (ii) of the


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         preceding sentence Touchstone's obligations hereunder shall terminate as to each such Portfolio as of the effective date of its termination as investment advisor.

                  (b) by the Board, or by the vote of a "majority of the outstanding voting securities" (as such phrase is defined in the 1940
         Act) of each such Portfolio, as of the end of the calendar quarter during which the Trust, on behalf of each such Portfolio, has given at least 30 days advance written notice to Touchstone that it is terminating this agreement as to each such Portfolio.

         9. Subcontracting by Touchstone. Touchstone may subcontract for the performance of Touchstone's obligations hereunder with any one or more persons; provided, however, that Touchstone shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it would be for its own acts or omissions.

         10. Severability. If any provision of this Agreement shall become or shall be found to be invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         11. Notice. Any notices under this Agreement shall be in writing addressed and delivered personally (or by telecopy) or mailed postage-paid, to the other party at such address as such other party may designate in accordance with this paragraph for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust and Touchstone shall be 318 Broadway, Cincinnati, Ohio 45202.

         12. Miscellaneous. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written. The person signing on behalf of the Trust has executed this Agreement not individually, but as an officer under the Trust's Declaration of Trust, and the obligations of this Agreement are not binding upon such person or upon any of the Trust's Trustees, officers or shareholders individually, but bind only the Trust estate.


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                                       SELECT ADVISORS PORTFOLIOS


                                       By: /s/ EDWARD G. HARNESS, JR.
                                          ---------------------------------
                                               Edward G. Harness, Jr.
                                               President


                                       TOUCHSTONE ADVISORS, INC.


                                       By: /s/ JILL T. MCGRUDER
                                          ---------------------------------
                                               Jill T. McGruder
                                               Vice President

Attest:


By:/s/ DONALD J. WUEBBLING
  ----------------------------
       Donald J. Wuebbling
       Secretary


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